SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                              SPX Corporation
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)
                                    N/A
          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------

SPX Corporation issued the following press release on February 1, 2005.

Contact:     Jeremy W. Smeltser (Investors)        [GRAPHIC OMITTED:  SPX LOGO]
             704-752-4478
             E-mail:  investor@spx.com

             Tina Betlejewski (Media)
             704-752-4454
             E-mail: spx@spx.com


              SPX FILTRAN AWARDED $50 MILLION OF NEW BUSINESS

     CHARLOTTE, NC - February 1, 2005 - SPX Corporation (NYSE: SPW) today announced that its Filtran business has been selected to supply filtration products expected to result in over $50 million of new business through 2010. Filtran will supply a combination of sump side and pressure side proprietary filter products for seven new automatic transmission programs for automotive original equipment manufacturers in the United States, Mexico, Japan, Korea, China and Europe. Shipments will begin in 2005.

     "Our ability to supply customers with a complete line of transmission filters, including sump and pressure filters, and in-line screens, uniquely qualifies us to ensure that they achieve the transmission oil cleanliness level required for long transmission life," said Tom Blashill, President of SPX Filtran. "Our technology, combined with our expanding manufacturing base in China, has opened up new supply opportunities to complement our established positions in Europe, North America and Japan. We are pleased that our advanced filtration solutions are so well accepted around the world."

     The advent of new types of transmissions, such as continuously variable transmission (CVT), dual clutch transmissions (DCT) and automated manual transmissions (AMT) has increased the use of automatic transmissions worldwide. The new transmission types demand much cleaner oil for smooth operations and thus require a much higher degree of filtration. Filtran's technology leadership is centered on providing complete filtration solutions that attain the oil cleanliness level required by customers.

     Filtran is a global leader in the design and manufacture of transmission filters and products that allow today's automobiles to achieve the clean fluid requirements. Filtran also supplies transmission repair kits and industrial filtration solutions.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

     Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation's 2005 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders' meeting. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation's Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

     SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation's 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on January 13, 2005.


                                   # # #